Exhibit 16



July 25, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Cedric Kushner Promotions, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated July 24, 2003. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.




Very truly yours,

/s/ Marcum & Kliegman LLP